Exhibit 99.1

FOR IMMEDIATE RELEASE
December 20, 2021

Tandy Leather Factory Files Financial Information for Third Quarter 2021

FORT WORTH, TEXAS – December 20, 2021 (GLOBE NEWSWIRE) – Tandy Leather Factory, Inc. (OTC: TLFA) today announced that it has filed with the Securities and Exchange Commission the Company’s Quarterly Report on Form 10-Q for the third quarter of 2021.

The Company’s third quarter sales were $19.3 million in 2021, up from $16.0 million in 2020.  Operating expenses were $11.1 million compared to $10.5 million in 2020.  Net income for the quarter was $16 thousand compared to a net loss of $1.0 million for the third quarter of 2020.  As of September 30, 2021, the Company held $6.1 million of cash and cash equivalents, versus $10.3 million at December 31, 2020.  The Company incurred net loss in the quarter of less than $0.01 per diluted share, versus net losses of $0.11 per diluted share in the third quarter of 2020 and $0.19 per diluted share in the third quarter of 2019.

Janet Carr, Chief Executive Officer of the Company, said, “With the filing of our Form 10-Q for the third quarter, we are at last current again in our public financial reporting.  Regular trading in our stock can now resume, and we are already applying for relisting on Nasdaq.  Having current financial information also unlocks the door to us resuming strategic repurchases of our common stock on the open market (we just completed an off-market repurchase of 212,690 shares at $5.00 per share) and obtaining new lines of credit for working capital.  This has been a long road for Tandy and our shareholders, and we are thrilled to be able to make this announcement.”

Ms. Carr continued, “As we previously reported, our strong third quarter results reflect the traction that our strategic initiatives are gaining with consumers across all of our channels – retail, web and commercial.  Despite the unforeseen obstacles of restatement and COVID-19, we have improved the quality, assortment and value of product offering, we’ve significantly increased our service levels and product knowledge, we’ve significantly grown our commercial business, and we’ve made big gains in ecommerce and digital marketing.  Barring other major unexpected challenges, we are optimistic that we have a clear path to profitable growth over the next several years.”

Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer of a broad product line, including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits.  The Company distributes its products through its 105 North American stores located in 40 US states and six Canadian provinces, and one store located in Spain.  Its common stock currently trades over the counter with the symbol “TLFA”.  To be included on Tandy Leather Factory's email distribution list, go to: http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Importers, Exporters, Manufacturers, Distributors, Retailers of Leathers, Leathercraft Supplies, Hardware, Findings and Finishes

Contact:  Janet Carr, Tandy Leather Factory, Inc.  (817) 872-3200 or janet.carr@tandyleather.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Importers, Exporters, Manufacturers, Distributors, Retailers of Leathers, Leathercraft Supplies, Hardware, Findings and Finishes